SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D
(AMENDMENT NO. 5)
UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

SHARPER IMAGE CORPORATION

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(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

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(Title of Class of Securities)

820013100

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(CUSIP Number)

with a copy to:

Marran Ogilvie	Stanley H. Meadows, P.C.
c/o Ramius Capital Group, LLC	McDermott Will & Emery LLP
666 Third Avenue, 26th Floor	227 West Monroe Street
New York, New York 10017	Chicago, Illinois 60606
(212) 845-7900	(312) 372-2000

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(Name, Address and Telephone Number of Persons Authorized
to Receive Notices and Communications)

August 21, 2007

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(Date of Event Which Requires Filing of this Statement)

If the person filing has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Knightspoint Partners II, L.P.

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
WC

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Delaware

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	82,000

Person with:

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(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
82,000
---------------------------------------------------------
(10)	Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
82,000

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

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(14)	Type of Reporting Person (See Instructions)
PN

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Knightspoint Capital Management II LLC

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
N/A

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Delaware

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	82,000

Person with:

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(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
82,000
---------------------------------------------------------
(10)	Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
82,000

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

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(14)	Type of Reporting Person (See Instructions)
OO

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Knightspoint Partners LLC 81-0604786

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
N/A

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Delaware

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	82,000

Person with:

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(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
82,000
---------------------------------------------------------
(10)	Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
82,000

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

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(14)	Type of Reporting Person (See Instructions)
OO

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Michael Koeneke

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
PF

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
USA

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	4,167

Person with:

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(8)	Shared Voting Power
82,000
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(9)	Sole Dispositive Power
4,167
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(10)	Shared Dispositive Power
82,000

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
86,167

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

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(14)	Type of Reporting Person (See Instructions)
IN

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
David Meyer

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
PF

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
USA

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Number of Shares	(7) Sole Voting Power

Beneficially Owned

by Each Reporting	4,167

Person with:

---------------------------------------------------------
(8) Shared Voting Power
82,000
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(9) Sole Dispositive Power
4,167
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(10) Shared Dispositive Power
82,000

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
86,167

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

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(14)	Type of Reporting Person (See Instructions)
IN

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Starboard Value and Opportunity Master Fund Ltd.

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
WC

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Cayman Islands

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	2,225,555

Person with:

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(8)	Shared Voting Power
0
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(9)	Sole Dispositive Power
2,225,555
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(10)	Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,225,555

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
14.7%

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(14)	Type of Reporting Person (See Instructions)
CO

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Ramius Capital Group, L.L.C.

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
OO

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Delaware

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	2,649,470

Person with:

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(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
2,649,470
---------------------------------------------------------
(10)	Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person

2,649,470

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
17.5%

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(14)	Type of Reporting Person (See Instructions)
IA, OO

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
C4S & Co., L.L.C.	13-3946794

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
OO

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Delaware

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	2,649,470

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
2,649,470
---------------------------------------------------------
(10)	Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,649,470

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
17.5%

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(14)	Type of Reporting Person (See Instructions)
OO

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Parche, LLC 20-0870632

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
WC

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Delaware

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	423,915

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
423,915
---------------------------------------------------------
(10) Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
423,915

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
2.8%

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(14)	Type of Reporting Person (See Instructions)
OO

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
RCG Starboard Advisors, LLC	37-1484525

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
OO

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
Delaware

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	2,649,470

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
2,649,470
---------------------------------------------------------
(10)	Shared Dispositive Power
0

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,649,470

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
17.5%

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(14)	Type of Reporting Person (See Instructions)
OO

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Peter A. Cohen

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
OO

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
USA

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	0

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
2,649,470
---------------------------------------------------------
(9)	Sole Dispositive Power
0
---------------------------------------------------------
(10)	Shared Dispositive Power
2,649,470

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,649,470

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(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
17.5%

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(14)	Type of Reporting Person (See Instructions)
IN

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Jeffrey M. Solomon

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
OO

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
USA

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	0

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
2,649,470
---------------------------------------------------------
(9)	Sole Dispositive Power
0
---------------------------------------------------------
(10) Shared Dispositive Power
2,649,470

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,649,470

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

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(13)	Percent of Class Represented by Amount in Row (11)
17.5%

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(14)	Type of Reporting Person (See Instructions)
IN

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Morgan B. Stark

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions)	(b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
OO

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
USA

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Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	0

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
2,649,470
---------------------------------------------------------
(9)	Sole Dispositive Power
0
---------------------------------------------------------
(10)	Shared Dispositive Power
2,649,470

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,649,470

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

-------------------------------------------------------------------------------------------------------------------------------------------------------

(13)	Percent of Class Represented by Amount in Row (11)
17.5%

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(14)	Type of Reporting Person (See Instructions)
IN

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Thomas W. Strauss

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(2)	Check the Appropriate Box if a Member (a) /x/
of a Group (See Instructions) (b) / /

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
OO

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(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
USA

-------------------------------------------------------------------------------------------------------------------------------------------------------

Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	0

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
2,649,470
---------------------------------------------------------
(9)	Sole Dispositive Power
0
---------------------------------------------------------
(10)	Shared Dispositive Power
2,649,470

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(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,649,470

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

-------------------------------------------------------------------------------------------------------------------------------------------------------

(13)	Percent of Class Represented by Amount in Row (11)
17.5%

-------------------------------------------------------------------------------------------------------------------------------------------------------

(14)	Type of Reporting Person (See Instructions)
IN

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SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Jerry W. Levin

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(2)	Check the Appropriate Box if a Member (a) / /
of a Group (See Instructions)	(b) /x/

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(3)	Sec Use Only

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(4)	Source of Funds (see instructions)
PF

-------------------------------------------------------------------------------------------------------------------------------------------------------

(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

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(6)	Citizenship or Place of Organization
USA

-------------------------------------------------------------------------------------------------------------------------------------------------------

Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	300,129

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
300,129
---------------------------------------------------------
(10)	Shared Dispositive Power
0

-------------------------------------------------------------------------------------------------------------------------------------------------------

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
300,129

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

-------------------------------------------------------------------------------------------------------------------------------------------------------

(13)	Percent of Class Represented by Amount in Row (11)
2.0%

-------------------------------------------------------------------------------------------------------------------------------------------------------

(14)	Type of Reporting Person (See Instructions)
IN

                 SCHEDULE 13D CUSIP No. 820013100

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(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Steven R. Isko

-------------------------------------------------------------------------------------------------------------------------------------------------------

(2)	Check the Appropriate Box if a Member (a) / /
of a Group (See Instructions)	(b) /x/

-------------------------------------------------------------------------------------------------------------------------------------------------------

(3)	Sec Use Only

-------------------------------------------------------------------------------------------------------------------------------------------------------

(4)	Source of Funds (see instructions)
PF

-------------------------------------------------------------------------------------------------------------------------------------------------------

(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

-------------------------------------------------------------------------------------------------------------------------------------------------------

(6)	Citizenship or Place of Organization
USA

-------------------------------------------------------------------------------------------------------------------------------------------------------

Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	71,766

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
71,766
---------------------------------------------------------
(10)	Shared Dispositive Power
0

-------------------------------------------------------------------------------------------------------------------------------------------------------

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
71,766

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

-------------------------------------------------------------------------------------------------------------------------------------------------------

(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

-------------------------------------------------------------------------------------------------------------------------------------------------------

(14)	Type of Reporting Person (See Instructions)
IN

-------------------------------------------------------------------------------------------------------------------------------------------------------

                 SCHEDULE 13D CUSIP No. 820013100

-------------------------------------------------------------------------------------------------------------------------------------------------------

(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Michael A. Popson

-------------------------------------------------------------------------------------------------------------------------------------------------------

(2)	Check the Appropriate Box if a Member (a) / /
of a Group (See Instructions)	(b) /x/

-------------------------------------------------------------------------------------------------------------------------------------------------------

(3)	Sec Use Only

-------------------------------------------------------------------------------------------------------------------------------------------------------

(4)	Source of Funds (see instructions)
PF

-------------------------------------------------------------------------------------------------------------------------------------------------------

(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

-------------------------------------------------------------------------------------------------------------------------------------------------------

(6)	Citizenship or Place of Organization
USA

-------------------------------------------------------------------------------------------------------------------------------------------------------

Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	71,766

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
71,766
---------------------------------------------------------
(10)	Shared Dispositive Power
0

-------------------------------------------------------------------------------------------------------------------------------------------------------

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
71,766

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

-------------------------------------------------------------------------------------------------------------------------------------------------------

(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

-------------------------------------------------------------------------------------------------------------------------------------------------------

(14)	Type of Reporting Person (See Instructions)
IN

-------------------------------------------------------------------------------------------------------------------------------------------------------

SCHEDULE 13D CUSIP No. 820013100

-------------------------------------------------------------------------------------------------------------------------------------------------------

(1)	Names of Reporting Persons.
S.S. or Identification Nos. of above persons (entities only).
Peter Feld

-------------------------------------------------------------------------------------------------------------------------------------------------------

(2)	Check the Appropriate Box if a Member (a) / /
of a Group (See Instructions)	(b) /x/

-------------------------------------------------------------------------------------------------------------------------------------------------------

(3)	Sec Use Only

-------------------------------------------------------------------------------------------------------------------------------------------------------

(4)	Source of Funds (see instructions)
PF

-------------------------------------------------------------------------------------------------------------------------------------------------------

(5)	Check if disclosure of legal proceedings is required pursuant to
Items 2(d) or 2(e).

-------------------------------------------------------------------------------------------------------------------------------------------------------

(6)	Citizenship or Place of Organization
USA

-------------------------------------------------------------------------------------------------------------------------------------------------------

Number of Shares	(7)	Sole Voting Power

Beneficially Owned

by Each Reporting	2,500

Person with:

---------------------------------------------------------
(8)	Shared Voting Power
0
---------------------------------------------------------
(9)	Sole Dispositive Power
2,500
---------------------------------------------------------
(10)	Shared Dispositive Power
0

-------------------------------------------------------------------------------------------------------------------------------------------------------

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,500

-------------------------------------------------------------------------------------------------------------------------------------------------------

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions) / /

-------------------------------------------------------------------------------------------------------------------------------------------------------

(13)	Percent of Class Represented by Amount in Row (11)
Less than 1%

-------------------------------------------------------------------------------------------------------------------------------------------------------

(14)	Type of Reporting Person (See Instructions)
IN

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                This Amendment No. 5 ("Amendment No. 5") amends the Schedule 13D, which was originally filed on March 9, 2006 ("Schedule 13D"), and its subsequent amendments, by the Knightspoint Group, which heretofore consisted of Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Steven R. Isko, Michael A. Popson, Starboard Value and Opportunity Master Fund Ltd., Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Parche, LLC and Admiral Advisors, LLC (recently renamed RCG Starboard Advisors, LLC), related to the Common Stock of Sharper Image Corporation (the "Company").

Immediately after the filing of this Amendment No. 5, Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Steven R. Isko, and Michael A. Popson will no longer be filing amendments with the other members of the Section 13(d) group and shall cease to be Reporting Persons for purposes of Section 13(d). The remaining Reporting Persons, which include Starboard Value and Opportunity Master Fund Ltd., Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Parche, LLC, RCG Starboard Advisors, LLC, and Peter Feld, will form a new Section 13(d) group to be referred to as the “Ramius Group,” and will file amendments to this Schedule 13D with respect to their beneficial ownership of securities of the Company to the extent required under the federal securities laws. This Amendment No. 5 also reflects the addition of Peter Feld as a reporting member of the Ramius Group, as that term is defined above.

ITEM 2. IDENTITY AND BACKGROUND.

Item 2 of the Schedule 13D is hereby amended as follows:

Immediately after the filing of this Amendment No. 5, Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Steven R. Isko, and Michael A. Popson will no longer be members of the group filing this Schedule 13D.

Admiral Advisors, LLC has changed its name to RCG Starboard Advisors, LLC. The entity’s principal business address and other relevant information remains the same.

In addition, Peter Feld is joining the Section 13(d) group as a Reporting Person. Mr. Feld is a Director of Ramius Capital Group, L.L.C., which is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. Mr. Feld is a U.S. citizen whose principal business address is 666 Third Ave., 26th Floor, New York, New York 10017. On August 21, 2007, Mr. Feld was elected to the Board of Directors of the Company.

During the past five years, none of the Reporting Persons have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is amended to reflect that Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Steven R. Isko, and Michael A. Popson will no longer be members of the group filing this Schedule 13D.

Items 5 (a) and (b) are further amended as follows:

As of the date hereof, the Ramius Group beneficially owns an aggregate of 2,651,970 shares of Common Stock, representing approximately 17.5% of the 15,121,197 outstanding shares of Common Stock reported as of June 13, 2007 on Form 10-Q for the quarterly period ended April 30, 2007. As of the date hereof, each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC beneficially own 2,225,555 and 423,915 shares of Common Stock, respectively, constituting approximately 14.7% and 2.8%, respectively, of the outstanding Common Stock of the Company. As the investment manager of Starboard Value and Opportunity Master Fund Ltd. and the managing member of Parche, LLC, RCG Starboard Advisors, LLC, may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 2,649,470 shares, representing approximately 17.5% of the issued and outstanding shares of the Company. As the sole member of RCG Starboard Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 2,649,470 shares, representing approximately 17.5% of the outstanding Common Stock of the Company. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 2,649,470 shares, representing approximately 17.5% of the outstanding Common Stock of the Company. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, representing an aggregate of 2,649,470 shares, representing approximately 17.5% of the outstanding Common Stock of the Company. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

As of the date hereof, Peter Feld beneficially owns an aggregate of 2,500 shares of Common Stock, all of which are issuable upon exercise of stock options that were granted to him upon his election to the Company’s Board of Directors, representing less than 1.0% of the outstanding shares of Common Stock. Mr. Feld has sole voting and dispositive power over the shares of Common Stock beneficially owned by him.

(c)

Not applicable.

(d)

Not applicable.

(e)

Not applicable.

ITEM 6.       CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT

TO SECURITIES OF THE ISSUER.

Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Jerry W. Levin, Steven R. Isko, and Michael A. Popson have notified the remaining members of the Section 13(d) group that they are no longer parties to the Agreement to Jointly File Schedule 13D (the “Agreement”) that was filed as part of Amendment No. 4 to this Schedule 13D on May 23, 2007. Starboard Value and Opportunity Master Fund Ltd., Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Parche, LLC, RCG Starboard Advisors, LLC, and Peter Feld have signed an Agreement to Jointly File Schedule 13D, dated August 27, 2007, which is attached to this filing.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

99.1    Agreement to Jointly File Schedule 13D, dated August 27, 2007, among Starboard Value and Opportunity Master Fund Ltd., Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Parche, LLC, RCG Starboard Advisors, LLC, and Peter Feld.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 27, 2007	KNIGHTSPOINT PARTNERS II, L.P.
By: Knightspoint Capital Management II LLC
Its: General Partner

By: Knightspoint Partners LLC
Its: Member

By: /s/ David Meyer_______________
David Meyer, Managing Member

KNIGHTSPOINT CAPITAL MANAGEMENT II LLC
By: Knightspoint Partners LLC
Its: Member

By: _/s/ David Meyer___________
David Meyer, Managing Member

KNIGHTSPOINT PARTNERS LLC

By:
/s/ David Meyer_________
David Meyer, Managing Member

/s/ David Meyer______________
David Meyer, individually and as attorney-in-fact for each of

Michael Koeneke, Jerry W. Levin, Steven R. Isko,

and Michael A.Popson

PARCHE, LLC
By: RCG Starboard Advisors, LLC, its managing member

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
RCG STARBOARD ADVISORS, LLC
By: Ramius Capital Group, L.L.C., its sole member

RAMIUS CAPITAL GROUP, L.L.C.
By: C4S & Co., L.L.C., its Managing Member
C4S & CO., L.L.C.

By: /s/ Jeffrey M. Solomon______

Name: Jeffrey M. Solomon
Title: Authorized Signatory

By: /s/ Jeffrey M. Solomon_____
Jeffrey M. Solomon, individually
and as attorney-in-fact for Peter
A. Cohen, Morgan B. Stark, and
Thomas W. Strauss

/s/ Peter Feld_______________
Peter Feld, individually

The Powers of Attorney authorizing certain persons to sign and file this Schedule 13D on behalf of certain Reporting Persons were previously filed as exhibits to the Schedule 13D.

EXHIBIT 1

AGREEMENT TO JOINTLY FILE SCHEDULE 13D

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Sharper Image, or any subsequent acquisitions or dispositions of equity securities of Sharper Image by any of the undersigned.

Dated: August 27, 2007	PARCHE, LLC
By: RCG Starboard Advisors, LLC, its managing member

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
RCG STARBOARD ADVISORS, LLC
By: Ramius Capital Group, L.L.C., its sole member

RAMIUS CAPITAL GROUP, L.L.C.
By: C4S & Co., L.L.C., its Managing Member
C4S & CO., L.L.C.

By: /s/ Jeffrey M. Solomon_______

Name: Jeffrey M. Solomon
Title: Authorized Signatory

By: /s/ Jeffrey M. Solomon_____
Jeffrey M. Solomon, individually
and as attorney-in-fact for Peter
A. Cohen, Morgan B. Stark, and
Thomas W. Strauss

/s/ Peter Feld______________
Peter Feld, individually